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Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Allan Crawford Investor Relations (770) 206-6200

COMPUCREDIT REPORTS FOURTH QUARTER RESULTS

ATLANTA, GA, February 17, 2004—CompuCredit (NASDAQ: CCRT) reported fourth quarter 2003 net income attributable to common shareholders of $10.8 million, or $0.23 per diluted share, as compared to its fourth quarter 2002 net income attributable to common shareholders of $16.7 million, or $0.35 per diluted share. The Company's net income attributable to common shareholders for the year ended December 31, 2003 was $117.4 million, or $2.34 per diluted share, as compared to its net income attributable to common shareholders for the year ended December 31, 2002 of $1.7 million, or $0.04 per diluted share.

The net interest margin was 20.2 percent in the fourth quarter of 2003 as compared to 17.1 percent for the fourth quarter of 2002. The adjusted charge-off rate was 7.8 percent in the fourth quarter of 2003 as compared to 9.2 percent for the fourth quarter of 2002. At December 31, 2003, the 60-plus day delinquency rate was 12.0 percent, as compared to 13.9 percent at December 31, 2002.

The Company also announced today that it has completed a new two-year $1.25 billion securitization facility with Merrill Lynch that will better enable the Company to originate new accounts and receivables within its master trust. "We are excited about this new strategic relationship with Merrill Lynch as it will allow us to once again grow our organic business with attractive equity returns," commented David Hanna, CompuCredit's Chief Executive Officer and Chairman of the Board. He added that "This new facility not only addresses our prior concerns about the market's reluctance to provide favorable advance rates, but it also should help us to achieve sustained growth in our originated portfolio, with downside liquidity protections under which we will have the cash that we need to service the originated portfolio should we ever decide to stop growing it at some point in the future." In connection with the completion of this facility, which has the potential to increase in size from $1.25 billion to $1.5 billion in its second year, the Company issued Merrill Lynch warrants to acquire up to 2.4 million shares of the Company's common stock. Michael Blum, Managing Director and head of the Global Asset Based Finance, Securitization and Principal Transactions Group at Merrill Lynch, commented, "We are very pleased to significantly deepen the lending and co-investing relationship that we have had with CompuCredit over the years. This program enhances our origination and principal investment capabilities and our overall presence in the credit card securitization market. By combining CompuCredit's experience in originating, underwriting, and servicing credit card loans with the secured financing, principal investment and asset backed securitization capabilities provided by our structured finance platform, we have created an efficient means of acquiring, originating, servicing and funding credit card assets."

Various references within this press release are to the managed credit card receivables underlying the Company's off balance sheet securitization facilities. Performance metrics and data based on these managed receivables are key to any evaluation of the Company's performance in managing (including underwriting, valuing purchased receivables, servicing and collecting) the portfolios of receivables underlying the Company's securitization facilities. The Company allocates resources within the

Company and manages the Company using financial data and results prepared on a so-called "managed basis." It is also important to analysts, investors and others that the Company provides selected metrics and data on a managed basis because it is through the Company's reporting on this basis that they are able to compare CompuCredit to others within the specialty finance industry. Moreover, the Company's management, analysts, investors and others believe it is critical that they understand the credit performance of the entire portfolio of the Company's managed credit card receivables because it reveals information concerning the quality of loan originations and the related credit risks inherent within the securitized portfolios and the Company's retained interests in the securitization facilities.

Managed receivables data assumes that none of the credit card receivables underlying the Company's off balance sheet securitization facilities were ever transferred to securitization facilities and presents the net credit losses and delinquent balances on the receivables as if the Company had still owned the receivables. Reconciliation of the managed receivables data to CompuCredit's GAAP financial statements requires recognition that substantially all (i.e., all but $23.4 million) of the Company's credit card receivables had been sold in securitization transactions as of December 31, 2003; this reconciliation requires the removal of all but $23.4 million of the managed receivables data from the Company's books and records to yield only the $23.4 million of originated credit card receivables and associated statistics under GAAP, coupled with the recording under GAAP of retained interests in various securitization structures.

Further details regarding CompuCredit's fourth quarter financial performance will be discussed during management's conference call on Wednesday, February 18, 2004 at 8:30 a.m. Eastern Time. The media and public are invited to listen to the live webcast of the call, accessible on the Internet at http://www.CompuCredit.com. The conference call will be archived at the above web site for those interested parties that are unable to attend at this time.

CompuCredit is a credit card company that uses analytical techniques to serve consumers it believes to be underserved by traditional grantors of credit. Credit cards marketed by CompuCredit are generally issued by Columbus Bank and Trust Company under an agreement with CompuCredit. For more information about CompuCredit, visit http://www.CompuCredit.com.

This release includes forward-looking statements, including the Company's expectations with respect to growing its originated portfolio and the impact of the new Merrill Lynch facility. The words "will," "looking forward," "should" and similar expressions also are intended to identify forward-looking statements; however, this release also contains other forward-looking statements that may not be so identified. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond CompuCredit's control. Actual results may differ materially from those suggested by the forward-looking statements. Accordingly, there can be no assurance that such indicated results will be realized. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the factors set forth in "Item 1. Business—Risk Factors" of the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002, and (1) competition from other credit card issuers on the ability of the Company to grow its originated credit card portfolio, (2) the ability of the Company to efficiently and effectively identify profitable customers, and (3) general economic conditions and their impact on consumer and debt repayment practices. CompuCredit expressly disclaims any obligation to update any forward-looking statements in any manner except as may be required by law.

CompuCredit Corporation (CCRT)
Financial and Statistical Summary
(Unaudited)

	At or For the Three Months Ended
	December 31, 2003	September 30, 2003	December 31, 2002
	(In thousands, except per share data)
Common Share Statistics
EPS—Basic	$0.23	$1.12	$0.35
EPS—Diluted	$0.23	$1.11	$0.35
Book Value Per Common Share Outstanding (period end) (1)	$11.10	$10.90	$8.82
Stock Price Per Share (period end)	$21.28	$17.50	$7.07
Total Market Capitalization (period end)	$1,000,437	$819,893	$325,052
Shares Outstanding (period end)	47,013	46,851	45,976
Weighted Average Shares O/S—Basic	51,493	51,299	50,633
Weighted Average Shares O/S—Diluted	52,482	51,870	50,703
Average Managed Receivables Statistics (2)
Average Managed Receivables	$2,419,674	$2,469,194	$2,912,482
Average Shareholders' Equity	$569,897	$529,876	$440,007
Net Interest Margin	20.2%	20.9%	17.1%
Return on Average Managed Receivables	2.0%	9.3%	2.4%
Return on Average Equity (ROE)	8.3%	43.4%	16.2%
Net Charge-Off Rate	15.0%	15.5%	17.0%
Adjusted Charge-Off Rate	7.8%	8.9%	9.2%
Adjusted Charge-Offs	$47,304	$54,798	$67,193
Risk Adjusted Margin	21.9%	21.1%	13.7%
Operating Ratio	8.4%	8.8%	8.3%
Other Credit Card Income ratio	9.3%	8.8%	6.0%
Period-End Selected Credit Card Data (2)
Total Managed Receivables	$2,340,898	$2,518,822	$2,795,888
Delinquency Rate (60+ days)	12.0%	10.9%	13.9%
Number of Accounts	2,416	2,637	3,562
Shareholders' Equity	$574,013	$560,849	$447,868
Equity to Managed Receivables Ratio	24.5%	22.3%	16.0%

(1)
Assumes preferred shares are converted into common shares as of end of each period.

(2)
Excludes receivables at or near charge-off at the time of purchase.

CompuCredit Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31, 2003	December 31, 2002
	(Dollars in thousands)
Assets
Cash and cash equivalents	$110,605	$120,416
Restricted cash	11,921	10,112
Retained interests in credit card receivables securitized	538,961	291,439
Amounts due from securitization	4,199	7,235
Accounts receivable, net	16,271	—
Deferred costs, net	7,750	8,314
Software, furniture, fixtures and equipment, net	24,307	29,296
Investment in equity method investee	6,577	15,593
Investment in previously charged off receivables	13,960	—
Investment in debt securities	15,007	18,819
Prepaid expenses and other assets	11,797	17,691

Total assets	$761,355	$518,915

Liabilities
Accounts payable and accrued expenses	$28,381	$32,570
Deferred revenue	9,895	8,979
Income tax liability	96,491	29,498

Total liabilities	134,767	71,047

Minority interest	52,575	—

Shareholders' equity
Preferred stock, no par value, 10,000,000 shares authorized:
Series A preferred stock, 30,000 shares issued and 25,000 and 30,000 shares outstanding at December 31, 2003 and December 31, 2002, respectively	29,816	32,466
Series B preferred stock, 10,000 shares issued and outstanding at December 31, 2003 and December 31, 2002, respectively	12,181	11,035
Common stock, no par value, 150,000,000 shares authorized; 47,885,506 and 46,809,165 issued at December 31, 2003 and December 31, 2002, respectively	—	—
Additional paid-in capital	250,943	241,400
Treasury stock, at cost, 872,900 and 832,900 shares at December 31, 2003 and December 31, 2002, respectively	(4,586)	(4,338)
Deferred compensation	(593)	(1,013)
Note issued to purchase stock	—	(500)
Retained earnings	286,252	168,818

Total shareholders' equity	574,013	447,868

Total liabilities and shareholders' equity	$761,355	$518,915

CompuCredit Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended			For the Year Ended
	December 31, 2003	September 30, 2003	December 31, 2002	December 31, 2003	December 31, 2002
	(Dollars in thousands, except per share data)
Net Interest income (expense) (1) (2)	$5,126	$3,026	$(725)	$4,659	$(5,085)
Other operating income:
Securitization income (loss), net	—	31,385	—	31,385	(18)
Income (loss) from retained interests in credit card receivables securitized	10,166	76,873	8,462	134,112	(25,049)
Servicing income	23,641	21,303	31,125	97,473	66,665
Fees and other income	49,504	41,747	30,472	158,514	126,590
Equity in income (loss) of equity-method investee	37	(269)	21,620	27,676	45,717

Total other operating income	83,348	171,039	91,679	449,160	213,905
Other operating expense:
Salaries and benefits	5,017	5,619	6,227	19,405	18,514
Credit card servicing	32,236	34,827	43,047	138,566	122,939
Marketing and solicitation	4,343	2,646	2,505	11,403	11,907
Depreciation	3,955	3,906	3,861	15,631	14,801
Bad debt provision	4,681	2,280	—	7,059	—
Other (3)	9,480	9,108	7,961	35,812	31,627

Total other operating expense	59,712	58,386	63,601	227,876	199,788
Income before income taxes and minority interest	28,762	115,679	27,353	225,943	9,032
Minority interest	(10,295)	(26,938)	—	(37,233)	—

Income before income taxes	18,467	88,741	27,353	188,710	9,032
Income taxes	(6,634)	(31,221)	(9,573)	(66,992)	(3,161)

Net income	$11,833	$57,520	$17,780	$121,718	$5,871

Net income attributable to common shareholders	$10,787	$56,496	$16,699	$117,434	$1,703

Average shares outstanding—basic	51,493	51,299	50,633	51,212	46,384

Average shares outstanding—diluted	52,482	51,870	50,703	51,914	46,412

Net income per share—basic (4)	$0.23	$1.12	$0.35	$2.38	$0.04

Net income per share—diluted (4)	$0.23	$1.11	$0.35	$2.34	$0.04

(1)
Interest income, net includes $447, $236, $0, $683, and $0 (in thousands) for the respective periods related to our minority interest partner's share of interest income.

(2)
Interest income, net, includes $2,544, $512, $0, $3,056, and $0 (in thousands) for the respective periods related to interest earned on unsecuritized credit card receivables, the interest on which is reflected in the Company's net interest margin calculation and the receivables of which are reflected in the Company's average managed receivables balances.

(3)
Other operating expense includes ancillary product expenses of $285, $420, $770, $1,895 and $4,832 (in thousands) for the respective periods.

(4)
For the twelve months ended December 31, 2002, the effects of the preferred shares, which are convertible into common shares, were excluded from the EPS computations because their inclusion would have been anti-dilutive.

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COMPUCREDIT REPORTS FOURTH QUARTER RESULTS